EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Reports 2013 First Quarter Results

Revenues of $213 million up 8% with Adjusted Earnings per Share of $0.74

ALPHARETTA, GEORGIA — May 8, 2013 — Neenah Paper, Inc. (NYSE:NP) today reported adjusted earnings from continuing operations of $0.74 per diluted common share in the first quarter of 2013 compared to adjusted earnings of $0.77 per share in the first quarter of 2012. Without adjustments, reported earnings in the first quarter of 2013 were $0.73 per diluted share and compared to $0.54 per share in the prior year period. Adjusted earnings excluded costs of $0.01 per share in 2013 to integrate brands purchased from Southworth in January 2013 and excluded costs of $0.23 per share in 2012 for acquisition costs and a pension settlement charge. Adjusted earnings are reconciled to comparable GAAP figures later in this release.

Adjusted earnings per share of $0.74 in the first quarter of 2013 included the impact of $0.07 per share from a higher effective tax rate in 2013. Adjusted operating income of $22.3 million was slightly above prior year with increases in Fine Paper offsetting lower income in Technical Products. The impact of the higher effective tax rate more than offset benefits of higher operating income and lower interest expense in 2013.

Net sales of $213.2 million in the first quarter of 2013 increased eight percent compared with the first quarter of 2012. Revenues increased in both segments, with growth in Fine Paper aided by additional volumes from acquired brands.

“As we started the year, we are seeing benefits from optimizing our expanded Fine Paper business and in Technical Products, while we knew it would be a challenge surpassing last year’s record earnings given the challenging conditions in Europe, we were able to grow our top line with higher volumes and an improved mix,” said John O’Donnell, Chief Executive Officer. “We are executing against our strategies, and given our competitive market positioning, solid balance sheet and cash flow generation abilities, we are well-positioned to take advantage of opportunities that can increase returns to our shareholders.”

Quarterly Segment and Other Financial Results

Technical Products net sales were $107.0 million in the first quarter of 2013, up one percent compared to the first quarter of 2012. Net revenue growth reflected increased volumes led by gains in filtration and tape, a higher value mix and modest gains from a slightly stronger Euro, partly offset by challenges in some categories in Europe.

Operating income for Technical Products of $9.7 million in the first quarter of 2013 decreased compared with $12.5 million in the first quarter of 2012. Lower income in 2013 primarily resulted from higher input costs and less efficient manufacturing operations, which combined offset benefits from increased sales and a higher value mix.

Fine Paper net sales of $99.4 million in the first quarter of 2013 increased 15 percent compared with prior year sales of $86.4 million. Higher sales in 2013 resulted from volume growth primarily due to acquired brands, but also from double-digit gains in sales of luxury packaging and premium label products. Net average selling prices also were higher as a result of an improved product mix and a selling price increase in March 2013.

Operating income of $16.3 million in the first quarter of 2013 compared to $10.8 million in 2012. After excluding $0.1 million in 2013 and $2.5 million in 2012 for costs to integrate acquired brands, operating income increased 23 percent in 2013 as a result of volume growth, higher average prices and lower manufacturing costs. Lower costs resulted primarily from improved manufacturing efficiencies, as well as lower pulp prices.

Other/Unallocated Corporate Costs include unallocated corporate expense and sales and profits from acquired non-premium paper grades. In the first quarter of 2013, sales for these products were $6.8 million, with operating income of $0.3 million; in 2012, sales were $5.8 million, with operating income of $0.7 million.  Unallocated corporate costs were $4.1 million in the first quarter of 2013 and $7.8 million in 2012. After excluding $3.5 million in 2012 for a pension settlement charge, unallocated costs were $4.3 million in 2012.

Consolidated selling, general and administrative (SG&A) expense was $21.0 million in the first quarter of 2013 compared to $19.5 million in the first quarter of 2012. Higher spending in 2013 primarily reflected increased costs related to acquired Fine Paper brands.

Net interest expense of $2.6 million in the first quarter of 2013 compared to $3.6 million in the same quarter of 2012. Reduced interest expense in 2013 resulted from a lower average interest rate following the early redemptions of Senior Notes in 2012 financed with lower cost short-term borrowings. An additional redemption of $20 million of Senior Notes will occur in the second quarter.

The effective income tax rate of 38 percent for the first quarter of 2013 compared to a rate of 29 percent in the first quarter of 2012. Changes in German tax laws enacted in 2013, as well higher taxes associated with increased cash repatriation to the U.S. in 2013 contributed to the higher rate.

Cash flow generated from operations in the first quarter of 2013 was $2.4 million and compared to a $13.6 million use of cash in the first quarter of 2012. Increased cash generation in 2013 primarily resulted from higher income and fewer unusual items, which in 2012 included $6.9 million for one-time pension payments and $4.7 million for excess tax benefits on stock compensation. In both years, cash flows in the first quarter reflected additional investments in working capital due to increases in receivables and inventory levels versus year end. Capital spending of $4.7 million in the first quarter of 2013 compared with $3.5 million in the prior year period.

Debt as of March 31, 2013 was $186.5 million compared to $182.3 million as of December 31, 2012. Cash and equivalents as of March 31, 2013 were $3.8 million compared to $7.8 million as of year-end 2012. Higher debt and lower cash balances in the first quarter of 2013 compared to year end was primarily due to a payment of $7.0 million for Fine Paper brands acquired from Southworth.

Reconciliation to GAAP Measures

Adjustments to GAAP figures are reported when it is believed to be helpful to more clearly communicate results of ongoing operations. In these instances, a reconciliation of adjusted income measures to comparable GAAP measures will be provided, as shown below:

Continuing Operations

	First Quarter
$ millions	2013	2012

GAAP Operating Income	$22.2	$16.2
Pension settlement charge	—	3.5
Integration Costs	0.1	2.5
Adjusted Operating Income	$22.3	$22.2

GAAP Income	$12.1	$8.9
Pension settlement charge	—	2.2
Integration Costs	0.1	1.5
Adjusted Income	$12.2	$12.6

GAAP Earnings per Diluted Common Share	$0.73	$0.54
Pension settlement charge	—	0.14
Integration Costs	0.01	0.09
Adjusted Earnings per Share	$0.74	$0.77

Diluted Shares	16,253	15,855

Discontinued Operations

Income from discontinued operations was $2.6 million in 2013 and compared to less than $0.1 million in 2012. In the first quarter of 2013, income was recorded after receiving approval for a refund of excess payments made to the pension plan of Neenah’s former Canadian pulp operations.

Conference Call

A webcast will be held to discuss first quarter earnings and other matters of interest at 11:00 a.m. Eastern time on Thursday, May 9, 2013. Stockholders and other interested parties are invited either to listen live to the webcast via the Neenah internet site at www.neenah.com by clicking on the Investors tab and going to the Events page or participate actively in the call by dialing (888) 893-0989 from the U.S. and Canada or (706) 758-4223 for other locations. All participants should use conference ID 52787765.

A replay of the call will be available through the company’s web site until June 10, 2013 and may also be accessed by dialing (855) 859-2056 in the U.S. or (404) 537-3406 internationally, using conference ID 52787765.

About Neenah Paper, Inc.

Neenah is a leader in premium image and performance-based products, including filtration, specialized substrates used for tapes, labels and other products, and high-end printing papers. Products are marketed under well-known brands such as CLASSIC®, ASTROBRIGHTS®, ENVIRONMENT®, CRANE®, ROYAL SUNDANCE®, Southworth® KIMDURA®, Gessner®, JET-PRO® SofStretch(TM) and varitess®. Corporate headquarters are located in Alpharetta, Georgia and products are sold in over 70 countries worldwide from manufacturing operations in the United States and Germany. Additional information can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: (i) unexpected challenges associated with the integration of the Wausau premium business; (ii) changes in prices for pulp, energy, latex and other raw materials, (iii) worldwide economic conditions, (iv) U.S. dollar/euro and other exchange rates, (v) significant capital and credit market volatility, (vi) the availability of raw materials, (vii) unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and (viii) the ability of the company to realize anticipated cost savings. These and other factors that could cause or contribute to actual results differing materially from any forward-looking statements are discussed in more detail in our other filings with the Securities and Exchange Commission.  Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

NEENAH PAPER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2013	2012

Net Sales	$213.2	$198.2
Cost of products sold	169.7	156.3
Gross Profit	43.5	41.9
Selling, general and administrative expenses	21.0	19.5
One-time adjustments (1)	0.1	6.0
Other expense - net	0.2	0.2
Operating Income	22.2	16.2
Interest expense-net	2.6	3.6
Income From Continuing Operations Before Income Taxes	19.6	12.6
Provision for income taxes	7.5	3.7
Income From Continuing Operations	12.1	8.9
Income from discontinued operations, net of income taxes	2.6	—
Net Income	$14.7	$8.9

Earnings Per Common Share:
Basic
Continuing Operations	$0.74	$0.55
Discontinued Operations	0.16	—
	$0.90	$0.55

Diluted
Continuing Operations	$0.73	$0.54
Discontinued Operations	0.16	—
	$0.89	$0.54

Weighted Average Common Shares Outstanding (000s)
Basic	15,944	15,483

Diluted	16,253	15,855

(1) Results for the three months ended March 31,2013, include integration costs of $0.1 million related to the acquisition of the Southworth brands. Results for the three months ended March 31, 2012, include a supplemental executive pension plan settlement charge of $3.5 million and integration costs of $2.5 million related to the acquisition of the Wausau brands.

NEENAH PAPER, INC. AND SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2013	2012

Net Sales:
Technical Products	$107.0	$106.0
Fine Paper	99.4	86.4
Other	6.8	5.8
Consolidated	$213.2	$198.2

Operating Income:
Technical Products	$9.7	$12.5
Fine Paper	16.3	10.8
Other	0.3	0.7
Unallocated corporate costs	(4.1)	(7.8)
Consolidated	$22.2	$16.2

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In millions)

(Unaudited)

	March 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$3.8	$7.8
Accounts receivable - net	102.8	79.6
Inventories	103.2	102.9
Deferred income taxes	26.8	27.2
Prepaid and other current assets	14.9	16.6
Total current assets	251.5	234.1
Property, plant and equipment - net	247.4	254.8
Deferred income taxes	26.1	35.3
Goodwill and other intangibles - net	78.7	75.4
Other non-current assets	10.7	11.1
Total assets	$614.4	$610.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$4.6	$4.7
Accounts payable	37.3	35.1
Accrued expenses	43.3	47.6
Total current liabilities	85.2	87.4
Long-term debt	181.9	177.6
Deferred income taxes	12.3	12.5
Non-current employee benefits	118.1	131.1
Other noncurrent obligations	4.9	4.3
Total liabilities	402.4	412.9
Stockholders’ equity	212.0	197.8
Total liabilities and stockholders’ equity	$614.4	$610.7

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED CASH FLOW DATA

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Operating Activities
Net income	$14.7	$8.9
Depreciation and amortization	7.2	7.3
Stock-based compensation	1.7	1.6
Excess tax benefit from stock-based compensation	(0.3)	(4.7)
Deferred income tax provision	6.9	1.4
Inventory acquired in acquisitions	(1.8)	(6.6)
SERP payments, net of settlement charge	—	(3.4)
Increase in working capital	(22.9)	(17.3)
Pension and other postretirement benefits	(3.1)	(0.6)
Other	—	(0.2)
Net cash provided by (used in) operating activities	2.4	(13.6)
Investing Activities
Capital expenditures	(4.7)	(3.5)
Purchase of brands	(5.2)	(14.1)
Decrease in restricted cash	—	7.0
Purchase of marketable securities	—	(0.1)
Other	0.1	—
Cash used in investing activities	(9.8)	(10.7)
Financing Activities
Short and long-term borrowings — net of debt issuance costs	23.7	26.0
Repayment of debt	(18.9)	(13.0)
Proceeds from exercise of stock options	0.7	3.9
Shares purchased	—	(5.0)
Cash dividends paid	(2.4)	(1.9)
Excess tax benefit from stock-based compensation	0.3	4.7
Cash provided by financing activities	3.4	14.7
Effect of exchange rates on cash and cash equivalents	—	0.1
Net decrease in cash and cash equivalents	$(4.0)	$(9.5)